UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):           November 16, 2004

VECTOR GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-5759	65-0949535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 S.E. Second Street, Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

(305) 579-8000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURE
Securities Purchase Agreement
Form of Indenture
Form of Additional Investment Rights
Registration Rights Agreement
Press Release dated November 17, 2004

Item 1.01.       Entry into a Material Definitive Agreement

     On November 16, 2004, Vector Group Ltd. (the “Company”) agreed to sell $65.5 million of its 5% Variable Interest Senior Convertible Notes due 2011 (the “Notes”), pursuant to the terms of a Securities Purchase Agreement, dated as of November 16, 2004, among the Company and a number of qualified institutional buyers set forth therein (the “Buyers”), a copy of which is attached hereto as Exhibit 1.1 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Buyers will also have the right to purchase an additional $16.375 million of Notes. The Notes were offered only to qualified institutional buyers in accordance with Rule 144A. The Notes are to be governed by the terms of an Indenture, to be dated as of November 18, 2004 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as Trustee, the form of which is attached hereto as Exhibit 4.1. The Company intends to use the net proceeds of the issuance to redeem the 10% Senior Secured Notes due March 31, 2006 issued by the Company’s subsidiary, VGR Holding Inc., and for general corporate purposes.

     In connection with the agreed issuance of the Notes, the Company has also entered into a Registration Rights Agreement, dated November 16, 2004, with the Buyers, a copy of which is attached hereto as Exhibit 4.3. The Company has agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the Company’s common stock issuable upon conversion of the Notes.

     The Notes will be convertible, at the option of the holder at any time on or prior to maturity, into shares of the Company’s common stock. The Notes will be convertible at a conversion price of $19.57 per share, which is equal to a conversion rate of approximately 51.0986 shares of common stock per $1,000 principal amount of Notes, subject to adjustment.

     Interest on the Notes will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2005. The Notes will accrue interest at 5% per annum, with an additional amount of interest payable on each interest payment date based on the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company’s common stock into which the Notes are convertible on such record date (together, the “Total Interest”). Notwithstanding the foregoing, however, during the period from the closing date to and including November 15, 2006, the interest payable on each interest payment date shall be the higher of (i) the Total Interest or (ii) 6 3/4% per annum.

     The Notes will mature on November 15, 2011, but the Company must redeem 12.5% of the total aggregate principal amount of the Notes outstanding on November 15, 2009. In addition to such redemption amount, the Company will also redeem on November 15, 2009 and on each accrual period thereafter an additional amount, if any, of the Notes necessary to prevent the Notes from being treated as an “Applicable High Yield Discount Obligation” under the Internal Revenue Code. The holders of the Notes will have the option on November 15, 2009 to require the Company to repurchase some or all of their remaining Notes. The redemption price for such redemptions will equal 100% of the principal amount of the Notes plus accrued and unpaid interest, if any.

     The Notes will be the Company’s unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of its existing and future unsecured and unsubordinated indebtedness. In addition, the Notes will effectively rank junior to any future secured indebtedness the Company may incur and junior to liabilities of the Company’s subsidiaries.

     Upon a fundamental change (as defined in the Indenture), each holder of the Notes may require the Company to repurchase some or all of its Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, plus, in certain circumstances, a make-whole premium.

     Upon a continuing event of default (as defined in the Indenture), the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable at their principal amount together with accrued interest, except that an event of default resulting from a bankruptcy or similar proceeding will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of the Trustee or any Note holders.

     The summary of the foregoing transaction is qualified in its entirety by reference to the text of the related agreements, which are included as exhibits hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant. See Item 1.01, which is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities. See Item 1.01, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)    Exhibits

The following Exhibits are filed herewith:

Exhibit 1.1.	Securities Purchase Agreement, dated as of November 16, 2004, among Vector Group Ltd. and the Buyers.

Exhibit 4.1.	Form of Indenture, to be dated as of November 18, 2004, among Vector Group Ltd. and Wells Fargo Bank, N.A., relating to the 5% Variable Interest Senior Convertible Notes due 2011 (the “Notes”), including the form of Note.

Exhibit 4.2.	Form of Additional Investment Rights, to be dated as of November 18, 2004, among Vector Group Ltd. and the Buyers.

Exhibit 4.3.	Registration Rights Agreement, dated as of November 16, 2004, among Vector Group Ltd. and the Buyers.

Exhibit 99.1	Press Release dated November 17, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.
By:	/s/ Joselynn D. Van Siclen
Joselynn D. Van Siclen
Vice President and Chief Financial Officer

Date: November 17, 2004